Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

P10, INC.

Pursuant to Section 242 of the General Corporation Law of the state of Delaware (the “DGCL”), the undersigned, an authorized officer for P10, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is P10, Inc.

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on October 20, 2021 (amending and restating the Certificate of Incorporation of the Corporation originally filed with the Secretary of State of the State of Delaware on January 20, 2021), is hereby amended solely to reflect a change in the name of the Corporation by deleting Article I thereof in its entirety and replacing it with the following:

“               ARTICLE I

NAME

“The name of the corporation is Ridgepost Capital, Inc. (the “Corporation”).”

THIRD: This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: This Certificate of Amendment shall be effective at 12:01 a.m., Eastern Time, on February 11, 2026.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by an authorized officer of the Corporation on this 12th day of January, 2026.

/s/ Amanda Coussens
Name: Amanda Coussens
Title: Chief Financial Officer